Filed pursuant to Rule 424(b)(3)
Registration No. 333-215438

PROSPECTUS

GENCO SHIPPING & TRADING LIMITED

Common Stock

This prospectus relates to the offer and sale, from time to time, by the selling shareholders named herein, of up to 27,061,856 shares of our common stock that were issued upon the conversion of the Series A Preferred Stock that we issued in a private placement in November 2016.  We will not receive any proceeds from the sales of shares of our common stock by the selling shareholders.

To the extent required, we will provide specific terms of any offering and the offered securities in supplements to this prospectus.  Any prospectus supplement may also add, update or change information contained in this prospectus.  You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest.

Our principal executive offices are located at 299 Park Avenue, 12th Floor, New York, New York 10171, and our telephone number is (646) 443-8550.

Our common stock is currently listed and traded on the New York Stock Exchange (the “NYSE”) under the trading symbol “GNK.”

The selling shareholders are offering these shares of common stock. The selling shareholders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through or through one or more underwriters, dealers and agents. The selling shareholders will receive all proceeds from the sale of the common stock. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Investing in our securities involves risks that are referenced in the “Risk Factors” section beginning on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is January 18, 2017

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process.  Under the shelf process, the selling shareholders may from time to time use this prospectus to sell or otherwise dispose of the securities described in this prospectus in one or more offerings.  This prospectus provides you with a general description of the securities that the selling shareholders may offer.  Each time this prospectus is used to offer securities, we may provide a prospectus supplement and, if applicable, a pricing supplement, that will contain specific information about the terms of that offering.  Any prospectus supplement and any pricing supplement also may add, update or change information contained in this prospectus.  You should read this prospectus, any prospectus supplement and any pricing prospectus, together with additional information described and contained in the documents referred to under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”  The selling shareholders are only offering these securities in states where the offer is permitted.

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus.  That registration statement can be read at the SEC’s web site or at the SEC’s offices referenced under the heading “Where You Can Find More Information.”

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” in any applicable prospectus supplement and under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, incorporated by reference herein, before making an investment decision.  For more information see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

FORWARD‑LOOKING STATEMENTS

We make statements in this prospectus and the documents incorporated by reference that are considered forward‑looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act.  Such forward‑looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them.  The words “anticipate,” “believe,” “may,” “estimate,” “expect,” and similar expressions, and variations of such terms or the negative of such terms, are intended to identify such forward‑looking statements.

All forward‑looking statements are subject to certain risks, uncertainties and assumptions.  If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, any such forward‑looking statements.  Important factors that could cause or contribute to such difference include those referenced under “Risk Factors” in this prospectus and any accompanying prospectus supplement and in our most recent Annual Report on Form 10‑K and Quarterly Reports on Form 10-Q, incorporated by reference into this prospectus.  You should not place undue reliance on such forward‑looking statements, which speak only as of their dates.  We do not undertake any obligation to update or revise any forward‑looking statements, whether as a result of new information, future events or otherwise.  You should carefully consider the information referenced under the heading “Risk Factors.”

ABOUT GENCO

We are a New York City-based company, incorporated in the Marshall Islands in 2004.  We transport iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes through the ownership and operation of drybulk carrier vessels.  Excluding the Genco Leader, the Genco Acheron and the Genco Wisdom, which were sold on November 4, 2016, December 12, 2016 and January 9, 2017, respectively, our fleet currently consists of 64 drybulk vessels, including 13 Capesize, six Panamax, four Ultramax, 21 Supramax, four Handymax and 16 Handysize drybulk carriers, with an aggregate carrying capacity of approximately 4,860,000 dwt, and the average age of our fleet is currently approximately 9.4 years.  We seek to deploy our vessels on time charters, spot market-related time charters or in vessel pools trading in the spot market, to reputable charterers, including Cargill International S.A., Swissmarine Services S.A. and the Clipper Logger Pool and Clipper Sapphire Pool, in which Clipper Group acts as the pool manager.  The majority of the vessels in our current fleet are presently engaged under time charter, spot market-related time charter and vessel pool contracts that expire (assuming the option periods in the time charters are not exercised) between January 2017 and July 2017. Our common stock has traded on the NYSE under the trading symbol “GNK” since July 20, 2015, prior to which it traded on the OTC Bulletin Board, the NYSE, the OTCQB marketplace, and the OTC Pink marketplace.

Our management team and our other employees are responsible for the commercial and strategic management of our fleet.  Commercial management includes the negotiation of charters for vessels, managing the mix of various types of charters, such as time charters, voyage charters and spot market-related time charters, and monitoring the performance of our vessels under their charters.  Strategic management includes locating, purchasing, financing and selling vessels.  We currently contract with three independent technical managers to provide technical management of our fleet at a lower cost than we believe would be possible in-house.  Technical management involves the day-to-day management of vessels, including performing routine maintenance, attending to vessel operations and arranging for crews and supplies.  Members of our New York City-based management team oversee the activities of our independent technical managers.

Our principal executive offices are located at 299 Park Avenue, 12th Floor, New York, New York 10171, and our telephone number is (646) 443-8550.

We urge that appropriate caution be exercised with respect to existing and future investments in any of our liabilities and/or our securities. See “Risk Factors.”

RECENT DEVELOPMENTS

On November 10, 2016, we entered into a senior secured term loan facility (the “New Facility”) in an aggregate principal amount of up to $400,000,000 with Nordea Bank Finland plc, New York Branch, Skandinaviska Enskilda Banken AB (publ), DVB Bank SE, ABN AMRO Capital USA LLC, Crédit Agricole Corporate and Investment Bank, Deutsche Bank AG Filiale Deutschlandgeschäft, Crédit Industriel et Commercial, and BNP Paribas. On November 15, 2016, the proceeds under the New Facility were used to refinance our $100 Million Term Loan Facility, $253 Million Term Loan Facility, $148 Million Credit Facility, $22 Million Term Loan Facility, $44 Million Term Loan Facility, and 2015 Revolving Credit Facility (the “Prior Facilities”), each of which facilities are described in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, which is incorporated herein by reference.  In addition, on November 15, 2016, we entered into agreements with our lenders to amend agreements for our $98 Million Facility and our 2014 Term Loan Facilities (each as defined in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016).  We entered into the New Facility and the other agreements described above to address our previously disclosed liquidity and covenant compliance issues.  These agreements are described in further detail in our Current Report on Form 8-K filed on November 15, 2016, which is incorporated herein by reference.

In addition, pursuant to stock purchase agreements entered into on October 6 and 27, 2016, we completed a $125 million private placement of our Series A Preferred Stock to fulfill conditions under the New Facility and the other agreements described above, all of which has been converted to common stock.  Further details of the private placement and subsequent conversion are set forth below under “Selling Stockholders” and in our Current Reports on Form 8-K filed on November 15, 2016 and January 4, 2017.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders.  We will bear certain expenses of the registration of the common stock under federal and state securities laws, except for any underwriter or brokers’ discounts, fees or commissions.

DESCRIPTION OF COMMON STOCK

The following description of our common stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock that we may offer under this prospectus.  For the complete terms of our common stock, please refer to our second amended and restated articles of incorporation and our amended and restated bylaws, each of which are incorporated by reference as an exhibit to the registration statement which includes this prospectus.  The Business Corporations Act of the Republic of the Marshall Islands, or the BCA, may also affect the terms of these securities.  The terms we have summarized below will apply generally to any future common stock that we may offer.  The terms of any common stock we offer under a prospectus supplement may differ from the terms we describe below, in which event we will describe the particular terms of any series of these securities in more detail in such prospectus supplement.

Authorized Capitalization

Under our second amended and restated articles of incorporation, our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock.  As of January 5, 2017, there were 34,416,305 shares of common stock issued and outstanding, warrants to purchase 393,829 shares of common stock outstanding that were issued to holders of our old common stock in connection with our emergence from bankruptcy, warrants to purchase 855,748 shares of common stock outstanding that were issued under our 2014 Management Incentive Plan, and no shares of preferred stock outstanding.

Common Stock

Voting Rights

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Our common stock has the exclusive right to vote for the election of directors and for all other purposes. Our common stock votes together as a single class.

Dividends

Holders of shares of common stock are entitled to receive, ratably, all dividends, if any, declared by our board of directors out of funds legally available for dividends.

Liquidation Rights

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors, if any, the holders of our common stock will be entitled to receive, pro rata, our remaining assets available for distribution.

Other Rights

Holders of our common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of any shares of our preferred stock which we may issue in the future.

Transfer Agent

The transfer agent for our common stock is Computershare Inc.

Preferred Stock

While we currently do not have any shares of preferred stock outstanding, our second amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the voting rights, if any, of the holders of the series; and

•	the preferences and relative, participating, optional or other special rights, if any, of the series, and any qualifications, limitations or restrictions applicable to such rights.

A prospectus or prospectus supplement will describe the terms of any series of preferred stock being offered, including:

•	the designation of the shares and the number of shares that constitute the series;

•
the dividend rate (or the method of calculation thereof), if any, on the shares of the series and the priority as to payment of dividends with respect to other classes or series of our capital stock and the payment date of dividends;

•	the dividend periods (or the method of calculation thereof);

•	the date from which dividends on the preferred stock shall accumulate, if applicable;

•	the voting rights of the shares;

•
the liquidation preference and the priority as to payment of the liquidation preference with respect to other classes or series of our capital stock and any other rights of the shares of the series upon our liquidation or winding‑up;

•	whether the preferred stock will rank senior or junior to or on a parity with any other class or series of preferred stock;

•	whether or not and on what terms the shares of the series will be subject to redemption or repurchase at our option;

•	whether and on what terms the shares of the series will be convertible into or exchangeable for other securities;

•	the provision of a sinking fund, if any, for the preferred stock;

•	whether the shares of the series of preferred stock will be listed on a securities exchange;

•	whether interests in the preferred stock will be represented by depositary shares;

•	the transfer agent for the series of preferred stock;

•	any special United States federal income tax considerations applicable to the series; and

•	any other preferences and rights and any qualifications, limitations or restrictions of the preferences and rights of the series.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties.  Our second amended and restated articles of incorporation include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by applicable law.

Our second amended and restated articles of incorporation and our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by applicable law.  We are also expressly authorized, under our amended and restated bylaws, to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities.  We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our second amended and restated articles of incorporation and our amended and restated bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties.  These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders.  In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Anti‑takeover Effects of Certain Provisions of Our Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws

Several provisions of our second amended and restated articles of incorporation and amended and restated bylaws, which are summarized below, may have anti‑takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti‑takeover provisions could also discourage, delay or prevent (1) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Limited Actions by Shareholders

Our second amended and restated articles of incorporation and our amended and restated bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our second amended and restated

articles of incorporation and our amended and restated bylaws provide that, subject to certain exceptions, our Chairman, President, or Secretary at the direction of the board of directors or our Secretary at the request in writing by any one or more shareholders that hold, in the aggregate, at least a majority of the outstanding registered shares of the Corporation entitled to vote may call special meetings of our shareholders. The business transacted at the special meeting is limited to the purposes stated in the notice.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 120 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholder’s ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

SELLING SHAREHOLDERS

In October 2016, we entered into stock purchase agreements (the “Purchase Agreements”) with the selling shareholders, including (among others) funds or related entities managed by Centerbridge Partners, L.P. or its affiliates (“Centerbridge”), funds or related entities managed by Strategic Value Partners, LLC or its affiliates (“SVP”), and funds managed by affiliates of Apollo Global Management, LLC (“Apollo” and, collectively with Centerbridge and SVP, the “Initial Investors”), representing the Company’s three largest shareholders, for the purchase of Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), for an aggregate of $125 million in a private placement exempt from the registration requirements of the Securities Act.  On November 15, 2016, pursuant to the Purchase Agreements, we completed the private placement of 27,061,856 shares of Series A Preferred Stock — 25,773,196 shares at a price per share of $4.85, and an additional 1,288,660 shares of Series A Preferred Stock issued on a pro rata basis to the Initial Investors pursuant to certain of the Purchase Agreements as a commitment fee in respect of Initial Investors’ commitment to purchase shares under such Purchase Agreements (the “Commitment Fee”). Each selling shareholder represented that it was an accredited investor within the meaning of Regulation D under the Securities Act.

The Series A Preferred Stock sold pursuant to the Purchase Agreements was automatically and mandatorily converted into the Company’s common stock, par value $0.01 per share, following approval by our shareholders of such conversion at a special meeting of shareholders held on January 4, 2017 (the “Special Meeting”).

Pursuant to the initial Purchase Agreements entered into with the Initial Investors, we agreed (subject to shareholder approval, which was obtained at the Special Meeting) to increase of the size of our board of directors from eight members to nine members and to grant to the Initial Investors the right to nominate one designee or, if certain ownership requirements are met by the applicable Initial Investor, two designees of such Initial Investor to our board of directors.

Pursuant to the terms of the Purchase Agreements, the Company has entered into Registration Rights Agreements with selling shareholders (the “Registration Rights Agreements”).  The Registration Rights Agreements require, among other things, that we file one or more “resale” registration statements, registering under the Securities Act the offer and sale of all of the common stock issued or to be issued to the selling shareholders upon conversion of the Series A Preferred Stock.  This registration statement is one such registration statement.

Pursuant to the Registration Rights Agreements, we are registering shares of common stock covered by this prospectus for re-offers and resales by the selling shareholders named in the table below.  We are registering these shares to permit selling shareholders to resell their shares when they deem appropriate.  A selling shareholder may resell all, a portion or none of such shareholder’s shares at any time and from time to time.  Selling shareholders may also sell, transfer or otherwise dispose of some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act.  We do not know when or in what amounts the selling shareholders may offer shares for sale under this prospectus and any prospectus supplement.  We will pay all expenses incurred with respect to the registration of the shares of common stock owned by the selling shareholders, other than underwriting fees, discounts or commissions, which will be borne by the selling shareholders.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  Information in the table below with respect to beneficial ownership is based on information that has been furnished by each of the selling shareholders, as well as information reported on Schedules 13D or 13G and other public documents filed with the SEC. We have not sought to verify such information. Information concerning the selling shareholders may change from time to time. Any changes to the information provided below may be set forth in a supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act.

Information about additional selling shareholders, if any, including their identities and the common stock to be registered on their behalf, may be set forth in a prospectus supplement, in a post-effective amendment or in filings that we make with the SEC under the Exchange Act.

The term “selling shareholder” includes the shareholders named below and their respective transferees, assignees, pledges, donees and other successors who later come to hold any of the selling shareholders’ interests in the shares other than through a public sale, any of whom may from time to time offer shares under this prospectus.

The following table sets forth the names of the selling shareholders (and/or the beneficial owners) and the number of shares of common stock beneficially owned by each of them as of the date of this prospectus. There are currently no agreements, arrangements or understandings with respect to the sale of any of the shares.

	Beneficial Ownership Before Offering		Shares Offered	Beneficial Ownership After Offering(2)
Selling Shareholder	Shares	Percent (1)	Hereby	Shares	Percent(1)
Investment Funds affiliated with Centerbridge Partners, L.P. (3)	10,407,084	30.2%	8,130,928	2,276,156	6.6%
Investment funds managed by affiliates of Apollo Global Management, LLC (4)	5,415,812	15.7%	4,391,753	1,024,059	3.0%
Investment funds affiliated with Strategic Value Partners, LLC (5)	10,165,428	29.5%	8,902,062	1,263,366	3.7%
Pilgrim Global ICAV (6)	1,401,435	4.1%	927,835	473,600	1.5%
Lloyd A. Miller III (7)	704,710	2.0%	309,279	395,431	1.1%
John C. Wobensmith (8)	188,963	0.5%	20,617	168,346	0.5%
Alliance Semiconductor	309,278	0.9%	309,278	0	0.0%
Broadbill Partners, LP	45,000	0.1%	45,000	0	0.0%
Broadbill Partners II, LP	45,000	0.1%	45,000	0	0.0%
Black Rhino, LP	13,093	0.0%	13,093	0	0.0%
AC Maritime Ltd.	494,845	1.4%	494,845	0	0.0%
Mangrove Partners Master Fund	474,227	1.4%	474,227	0	0.0%
GSA QMS Master Fund Limited	412,371	1.2%	412,371	0	0.0%
KLP Alfa Global Energi	309,279	0.9%	309,279	0	0.0%
Vatne Capital AS	257,732	0.7%	257,732	0	0.0%
Loyola Capital Partners LP	646,134	0.5%	171,134	475,000	1.4%
Apollo Asset Limited	118,557	0.3%	118,557	0	0.0%
Frode Teigen	118,557	0.3%	118,557	0	0.0%
Tigerstaden AS	118,557	0.3%	118,557	0	0.0%

Alden AS	92,784	0.3%	92,784	0	0.0%
Pactum AS	92,784	0.3%	92,784	0	0.0%
Gironde AS	72,165	0.2%	72,165	0	0.0%
Camaca AS	46,392	0.1%	46,392	0	0.0%
Glaamene Industrier AS	46,392	0.1%	46,392	0	0.0%
Midelfart Invest AS	36,082	0.1%	36,082	0	0.0%
Silvercoin Industries AS	24,742	0.1%	24,742	0	0.0%
Surfside Holding AS	24,742	0.1%	24,742	0	0.0%
ValueWorks Limited Partners	24,742	0.1%	24,742	0	0.0%
EasyGroup Holdings Ltd.	20,618	0.1%	20,618	0	0.0%
Q5-R5 Trading, Ltd. (9)	1,170,899	3.4%	1,010,309	160,590	0.5%

(1)	Based on 34,416,305 shares of common stock outstanding.

(2)
Assumes that the selling shareholders will sell all shares of their common stock that may be registered pursuant to this prospectus. There is no assurance that the selling shareholders will resell all or any of their common stock.

(3)
Consists of 1,465,230 shares owned by Centerbridge Credit Partners, L.P., 2,660,346 shares owned by Centerbridge Credit Partners Master, L.P., 4,810,328 shares owned by Centerbridge Capital Partners II (Cayman), L.P., 35,214 shares owned by Centerbridge Capital Partners SBS II (Cayman), L.P., 242,235 shares owned by Centerbridge Special Credit Partners II, L.P. and 1,193,731 shares owned by Centerbridge Special Credit Partners II AIV IV (Cayman), L.P. Centerbridge Credit Partners General Partner, L.P. is the general partner of Centerbridge Credit Partners, L.P. Centerbridge Credit Partners Offshore General Partner, L.P. is the general partner of Centerbridge Credit Partners Master, L.P. Centerbridge Credit Cayman GP Ltd. is the general partner of Centerbridge Credit Partners General Partner, L.P. and Centerbridge Credit Partners Offshore General Partner, L.P. Centerbridge Associates II (Cayman), L.P. is the general partner of Centerbridge Capital Partners II (Cayman), L.P.  CCP II Cayman GP Ltd. is the general partner of Centerbridge Associates II (Cayman) L.P. and Centerbridge Capital Partners SBS II (Cayman), L.P.  Centerbridge Special Credit Partners General Partner II (Cayman), L.P. is the general partner of Centerbridge Special Credit Partners II AIV IV (Cayman), L.P. Centerbridge Special Credit Partners General Partner II (Cayman), L.P. is the general partner of Centerbridge Special Credit Partners II, L.P. CSCP II Cayman GP Ltd. is the general partner of Centerbridge Special Credit Partners General Partner II (Cayman), L.P. and Centerbridge Special Credit Partners II, L.P. Mark T. Gallogly and Jeffrey H. Aronson are the directors of Centerbridge Credit Cayman GP Ltd., CCP II Cayman GP Ltd. and CSCP II Cayman GP Ltd.

The business address of each of the entities and persons identified in this note is 375 Park Avenue, New York, New York 10152. The reported information is based upon the amendment to Schedule 13D filed by Centerbridge Partners, L.P. with the SEC on December 6, 2016.

(4)
Consists of 399,651 shares owned by Apollo Centre Street Partnership, L.P., 18,575 shares owned by Apollo Franklin Partnership, L.P., 2,297,347 shares owned by Apollo Credit Opportunity Trading Fund III, 298,155 shares owned by AEC (Lux) S.à r.l., 511,890 shares owned by AES (Lux) S.à r.l., 206,258 shares owned by ANS U.S. Holdings Ltd., 1,262,956 shares owned by Apollo Special Opportunities Managed Account, L.P. and 420,976 shares owned by Apollo Zeus Strategic Investments, L.P. Apollo Centre Street Management, LLC serves as the investment manager for Apollo Centre Street Partnership L.P., and Apollo Franklin Management, LLC serves as the investment manager for Apollo Franklin Partnership, L.P. Apollo Credit Opportunity Fund III LP and Apollo Credit Opportunity Fund (Offshore) III LP serve as the general partners of Apollo Credit Opportunity Trading Fund III. Apollo Credit Opportunity Management III LLC serves as the investment manager for each of Apollo Credit Opportunity Fund III LP and Apollo Credit Opportunity Fund (Offshore) III

LP. Apollo European Credit Management, L.P. serves as the investment manager for AEC (Lux) S.à r.l. and Apollo European Credit Management GP, LLC serves as the general partner of Apollo European Credit Management, L.P. Apollo European Strategic Management, L.P. serves as the investment manager for AES (Lux) S.à r.l., and Apollo European Strategic Management GP LLC serves as the general partner for Apollo European Strategic Management, L.P. Apollo SK Strategic Investments, L.P. is the sole member-manager of ANS U.S. Holdings Ltd. Apollo SK Strategic Management, LLC serves as the investment manager for Apollo SK Strategic Investments, L.P. Apollo SOMA Advisors, L.P. serves as the general partner of Apollo Special Opportunities Managed Account, L.P., and Apollo SOMA Capital Management, LLC serves as the general partner of Apollo SOMA Advisors, L.P. APH Holdings (DC), L.P. serves as the sole member and manager of Apollo SOMA Capital Management, LLC, and Apollo Principal Holdings IV GP, Ltd. serves as the general partner of APH Holdings (DC), L.P. Apollo SVF Management, L.P. serves as the investment manager of Apollo Special Opportunities Managed Account, L.P., and Apollo SVF Management GP, LLC serves as the general partner of Apollo SVF Management, L.P. Apollo Zeus Strategic Management, LLC serves as the investment manager for Apollo Zeus Strategic Investments, L.P. Apollo Capital Management, L.P. is the sole member and manager of Apollo Centre Street Management, LLC, Apollo Franklin Management, LLC, Apollo Credit Opportunity Management III LLC, Apollo European Credit Management GP, LLC, Apollo European Strategic Management GP, LLC, Apollo SK Strategic Management, LLC, Apollo SVF Management GP, LLC and Apollo Zeus Strategic Management, LLC. Apollo Capital Management GP, LLC is the general partner of Apollo Capital Management, L.P. Apollo Management Holdings, L.P. serves as the sole member and manager of Apollo Capital Management GP, LLC, and Apollo Management Holdings GP, LLC serves as the general partner of Apollo Management Holdings, L.P.

The address of each of Apollo Centre Street Partnership, L.P., Apollo Centre Street Management, LLC, Apollo Franklin Partnership, L.P., Apollo Credit Opportunity Trading Fund III, Apollo Credit Opportunity Fund III LP, Apollo Credit Opportunity Fund (Offshore) III LP, Apollo SK Strategic Investments, L.P., Apollo Special Opportunities Managed Account, L.P., Apollo SOMA Advisors, L.P., Apollo SOMA Capital Management, LLC, Apollo Principal Holdings II, L.P., Apollo Principal Holdings II GP, LLC, AEC (Lux) S.à r.l., AES (Lux) S.à r.l., ANS U.S. Holdings Ltd., Apollo Zeus Strategic Investments, L.P., Apollo Franklin Management, LLC, Apollo Credit Opportunity Management III LLC, Apollo European Credit Management L.P., Apollo European Credit Management, LLC, Apollo European Strategic Management, L.P., Apollo European Strategic Management LLC, Apollo SK Strategic Management, LLC, Apollo SVF Management, L.P., Apollo SVF Management GP, LLC, Apollo Zeus Strategic Management, LLC, Apollo Capital Management, L.P., Apollo Capital Management GP, LLC, Apollo Management Holdings, L.P. and Apollo Management Holdings GP, LLC is 9 W. 57th Street, 37th Floor, New York, NY 10019. The reported information is based upon the amendment to Schedule 13D filed by Apollo Management Holdings GP, LLC with the SEC on December 20, 2016.

(5)
Consists of (i) 3,214,974 shares beneficially owned by Strategic Value Partners, LLC as the investment manager of Strategic Value Master Fund, Ltd. and (ii) 2,846,493 shares beneficially owned by SVP Special Situations III LLC as the investment manager of Strategic Value Special Situations Master Fund III, L.P., 809,032 shares beneficially owned by SVP Special Situations III-A LLC as the investment manager of Strategic Value Opportunities Fund, L.P. and 3,294,929 shares beneficially owned by SVP Special Situations II LLC as the investment manager of Strategic Value Special Situations Master Fund II, L.P. which may also be deemed to be beneficially owned by Strategic Value Partners, LLC as the managing member of each such investment manager entity.  Victor Khosla is the sole member of Midwood Holdings, LLC, which is the managing member of Strategic Value Partners, LLC and is also the indirect majority owner and control person of Strategic Value Partners, LLC, SVP Special Situations III LLC, SVP Special Situations III-A LLC and SVP Special Situations II LLC.

The address of each reporting person is c/o Strategic Value Partners, LLC, 100 West Putnam Avenue, Greenwich, CT 96830.  The reported information is based upon the amendment to Schedule 13D filed by Strategic Value Partners, LLC with the SEC on November 16, 2016.

(6)	Consists of 1,401,435 shares owned by Pilgrim Global ICAV.

The address of the principal business office of Pilgrim Global ICAV is 33 Sir John Rogerson’s Quay, Dublin 2, Ireland. The reported information is based upon the Schedule 13G filed by Pilgrim Global ICAV with the SEC on October 18, 2016.

(7)
Consists of 704,710 shares as to which Mr. Miller has sole voting and dispositive power as (i) manager of a limited liability company that is the adviser to certain trusts, (ii) manager of a limited liability company that is the general partner of a certain limited partnership, (iii) trustee for certain generation skipping trusts, (iv) managing member of a limited liability company, (v) manager of a limited liability company that is the manager of a limited liability company, (vi) trustee for a certain trust and (vii) an individual, and also consists of 9,500 shares as to which Mr. Miller has shared voting and dispositive power as (i) co-trustee for a certain generation skipping trust, and (ii) authorized agent of a certain brokerage account.  Lloyd I. Miller Trust A-4 and Catherine Miller Trust C are the selling shareholders under this registration statement.

The address of the reporting person is 3300 South Dixie Highway, Suite 1-365, West Palm Beach, Florida 33405. The reported information is based upon the Schedule 13G filed by Lloyd I. Miller, III with the SEC on April 20, 2016 and adjusted to reflect the 1-for-10 reverse stock split effected by the Company on July 7, 2016.

(8)
Mr. Wobensmith is the Company’s President.  Includes 14,808 restricted shares of our common stock granted on August 7, 2014, one-half of which vested on August 7, 2016 and the remainder of which will vest on August 7, 2017; 20,408 restricted shares of our common stock granted on February 17, 2016, which vest, if at all, in equal installments commencing on the first three anniversaries of November 15, 2015; warrants to purchase 2,653 shares issued to holders of our pre-reorganization common stock; and warrants to purchase common stock issued to Mr. Wobensmith under our 2014 Management Incentive Plan, which vested with respect to 57,049 shares of our common stock on August 7, 2015 and an additional 57,049 shares of our common stock on August 7, 2016.

(9)
In addition, the following affiliates of Q5-R5 Trading, Ltd., own 103,231 shares of common stock:  Acme Energized, L.P. (“Acme Energized”) owns 55,102 shares of common stock, High Octane, Ltd. (“High Octane”) owns 1,039 shares of common stock, L3, Ltd. (“L3”) owns 9,758 shares of common stock, Q4 Funding, L.P. (“Q4 Funding”) owns 19,275 shares of common stock, Q Funding III, L.P. (“Q Funding 3”) owns 4,098 shares of common stock, R3, Ltd. (“R3”) owns 6,026 shares of common stock and R4, Ltd. (“R4”) owns 7,933 shares of common stock.

With respect to shares held by Q5-R5 Trading, Ltd., Q Global Capital Management, L.P., as investment manager, has sole voting and dispositive power for its respective funds; Q Global Capital Management, L.P. is controlled by its general partner, Q Global Advisors, LLC, which in turn is controlled by Geoffrey P. Raynor. With respect to shares held by L3, Amalgamated Gadget, L.P., as investment manager, has sole voting and dispositive power; Amalgamated Gadget, L.P. is controlled by its general partner, Scepter Holdings, Inc. (“Scepter”), which in turn is controlled by Geoffrey P. Raynor.  With respect to shares held by Acme Energized, Scepter, as general partner, has sole voting and dispositive power.  With respect to shares held by High Octane and R3, Prufrock Offshore, L.P., as investment manager, has sole voting and dispositive power; Prufrock Offshore, L.P., is controlled by its general partner, J Alfred Offshore, LLC, which is in turn controlled by Geoffrey P. Raynor.  With respect to shares held by Q4 Funding, Star Spangled Sprockets, L.P., as general partner, has sole voting and dispositive power; Star Spangled Sprockets, L.P. is controlled by its general partner, Excalibur Domestic, LLC, which in turn is controlled by Geoffrey P. Raynor. With respect to shares held by Q Funding 3, Prufrock Onshore, L.P., as general partner, has sole voting and dispositive power; Prufrock Onshore, L.P., is controlled by its general partner, J Alfred Onshore, LLC, which in turn is controlled by Geoffrey P. Raynor.  With respect to shares held by R4, Worldwide Sprockets, L.P., as investment manager, has sole voting and dispositive power; Worldwide Sprockets, L.P., is controlled by its general partner, Excalibur Worldwide, LLC, which is in turn controlled by Geoffrey P. Raynor.

The mailing address for Q5-R5 Trading, Ltd., is c/o (as applicable) Q Global Capital Management, L.P., 301 Commerce Street, Suite 3200, Fort Worth, TX 76102. The mailing address for each of its affiliates is c/o Amalgamated Gadget, L.P./Scepter Holdings, Inc./ Prufrock Offshore, L.P./Star Spangled Sprockets, L.P./Prufrock Onshore, L.P./Worldwide Sprockets, L.P., 301 Commerce Street, Suite 3200, Fort Worth, TX 76102.

The selling shareholders may sell the shares of our common stock from time to time under this registration statement.  Any prospectus supplement for any offering of the common stock by selling shareholders will include the following information:

•          the names of the selling shareholders;

•          the nature of any position, office or other material relationship which each selling shareholder has had within the last three years with us or any of our predecessors or affiliates;

•          the number of shares held by each of the selling shareholders before and after the offering;

•          the percentage of the common stock held by each of the selling shareholders before and after the offering;

•          the number of shares of our common stock offered by each of the selling shareholders; and

•          any other terms of the shares of common stock offered by each of the selling shareholders.

PLAN OF DISTRIBUTION

Each selling shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling shareholder may use any one or more of the following methods when selling securities:

•          ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•          block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•          purchases by a broker dealer as principal and resale by the broker dealer for its account;

•          an exchange distribution in accordance with the rules of the applicable exchange;

•          privately negotiated transactions;

•          settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•          in transactions through broker dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

•          through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•          a combination of any such methods of sale; or

•          any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into derivative or other hedging transactions with broker-dealers or other financial institutions.  These financial institutions may in turn engage engage in short sales of the securities in the course of hedging the positions they assume, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales.  The selling shareholders may also sell securities short and deliver these securities to close out their short positions or pledge or grant a security interest in some or all of our common stock covered by this prospectus to support a derivative or hedging position or other obligation and, if the selling shareholders default in the performance of their obligations, the pledgees or secured parties may offer and sell our common stock from time to time pursuant to this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

In addition to the foregoing, the Initial Investors may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities.  At the time a particular offering of securities is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, if any.  In connection with the sale of securities, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions.  If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of the sale, or at prices related to such prevailing market prices, or at negotiated prices.  The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms.  Unless otherwise set forth in the applicable prospectus supplement, if any,  the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all of the offered securities if any are purchased.  Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

We will describe in any applicable prospectus supplement any compensation the Initial Investors pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers.  Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.  The Initial Investors may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse these persons for certain expenses.

To the extent that the Initial Investors make sales to or through one or more underwriters or agents in at-the-market offerings, they may do so pursuant to the terms of a distribution agreement between the Initial Investors and the underwriters or agents.  If the Initial Investors engage in at-the-market sales pursuant to a distribution agreement, they will sell shares of our common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis.  During the term of any such agreement, the Initial Investors may sell shares on a daily basis in exchange transactions or otherwise as they may agree with the underwriters or agents.  The distribution agreement will provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our common stock.  Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in the applicable prospectus supplement, if any.  Pursuant to the terms of the distribution agreement, the Initial Investors also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities.  The terms of each such distribution agreement will be set forth in more detail in the applicable prospectus supplement, if any.  In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities.  We will describe any such activities in any prospectus supplement relating to the transaction.

If indicated in the applicable prospectus supplement, if any, the Initial Investors may authorize underwriters or other persons acting as their agents to solicit offers by institutions or other suitable purchasers to purchase the securities from the Initial Investors at the public offering price set forth in such prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement.  These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.  Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject.  The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities.  This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them.  In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any.  In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions.  The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market.  These transactions may be discontinued at any time.

Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business for which they receive compensation.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.  The Company has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling shareholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling shareholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have informed the selling shareholders that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to their sales of common stock.  In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

LEGAL MATTERS

Reeder & Simpson P.C. will provide us with opinions relating to matters concerning the law of the Republic of the Marshall Islands in connection with offerings under this prospectus.

EXPERTS

The consolidated financial statements as of December 31, 2015 and 2014, and for the year ended December 31, 2015 and for the period from July 9, 2014 through December 31, 2014 (Genco Successor Company) and for the period from January 1, 2014 through July 9, 2014, and the year ended December 31, 2013 (Genco Predecessor Company), incorporated in this Prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and include i) an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern; and ii) an explanatory paragraph to describe the consequences to the Company’s consolidated financial statements resulting from the application of fresh-start accounting as of July 9, 2014 in conformity with the requirements of Accounting Standards Codification (ASC) Topic 852, Reorganization); and 2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC.  You may read and copy such material at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-1004.  Please call the SEC at 1‑800‑SEC‑0330 for more information on the operation of the Public Reference Room.  You can also find our SEC filings at the SEC’s web site at http://www.sec.gov.

We also maintain a website that contains additional information about us at http://www.gencoshipping.com. Information on or accessible through our website is not part of, or incorporated by reference into, this prospectus, other than documents filed with the SEC that we incorporate by reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus, and some information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, whether filed before or after the effectiveness of the registration statement of which this prospectus is a part (but excluding such documents or portions thereof that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules and regulations):

•
our Annual Report on Form 10-K for the year ended December 31, 2015, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed. Pursuant to ASU 2015-03, “Simplifying the Presentation of Debt Issuance Costs (Subtopic 835-30),” for

financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years reporting periods beginning after December 15, 2015, we are required to present debt issuance costs in the balance sheet as a deduction from the carrying amount of the related debt liability instead of as deferred charge assets. The application of this standard results in a retrospective elimination of deferred charges and a corresponding decrease of debt, and affects the balance sheet of years ended December 31, 2011 – 2015. This reclassification does not impact net income (loss) as previously reported or any prior amounts reported on the consolidated statements of comprehensive income (loss), or the consolidated statements of cash flows. The balance sheet financial information for the years ended December 31, 2011 – 2015 has been updated to reflect the adoption of ASU 2015-03 as presented in the table below.

	Successor		Predecessor
	Year Ended December 31,	Period From July 9 to December 31,	Period From January 1 to July 9,	Years Ended December 31,
	2015	2014 (3)	2014 (3)	2013	2012	2011
Income Statement Data:
(U.S. dollars in thousands except for share and per share amounts)

Net (loss) income attributable to Genco Shipping & Trading Limited	$(194,897)	$(182,294)	$(951,149)	$(147,741)	$(144,928)	$25,386
Net (loss) earnings per share—basic (1)	$(29.61)	$(30.26)	$(21.83)	$(3.42)	$(3.47)	$0.72
Net (loss) earnings per share—diluted (1)	$(29.61)	$(30.26)	$(21.83)	$(3.42)	$(3.47)	$0.72
Weighted average common shares outstanding—Basic (1)	6,583,163	6,036,051	43,568,942	43,249,070	41,727,075	35,179,244
Weighted average common shares outstanding—Diluted (1)	6,538,163	6,036,051	43,568,942	43,249,070	41,727,075	35,258,205

Balance Sheet Data:
(U.S. dollars in thousands, at end of period)
Total assets (2)	1,714,663	1,745,155	N/A	2,952,159	2,837,438	3,112,217
Total debt (current and long-term debt, including notes payable, net of deferred financing costs) (2)	579,023	422,377	N/A	1,474,969	1,407,506	1,580,952

(1)
On July 7, 2016, we completed a one-for-ten reverse stock split, with no change in par value per share.  The authorized shares of the common stock were not adjusted. All common share and per share amounts of the successor for periods prior to July 7, 2016 have been retroactively adjusted to reflect the reverse stock split.

(2)
Deferred charges reclassified from assets as a result of the Company’s adoption of ASU 2015-03, effective January 1, 2016, as of December 31, 2015, December 31, 2014, December 31, 2013, December 31, 2012 and December 31, 2011 were $9,411, $7,758, $5,095, $5,933 and $7,060, respectively.

(3)	The period from July 9 to December 31, 2014 (Genco Successor Company) and the period from January 1 to July 9, 2014 (Genco Predecessor Company) are distinct reporting periods as a result of our emergence from bankruptcy on July 9, 2014 as reported in our Consolidated Financial Statements and the application of fresh start accounting commencing July 9, 2014.

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016;

•
Our Current Reports on Form 8-K and Form 8-K/A filed on Our Current Reports on Form 8-K and Form 8-K/A filed on February 17, 2016, February 26, 2016, March 4, 2016, April 1, 2016, April 8, 2016, April 15, 2016, April 22, 2016, May 18, 2016, June 3, 2016, June 10, 2016, June 30, 2016, July 1, 2016,  July 7, 2016, August 16, 2016, August 19, 2016, August 31, 2016, September 2, 2016, September 9, 2016, September 14, 2016, September 16, 2016, October 3, 2016, October 6, 2016, October 13, 2016, October 14, 2016, October 27, 2016,  November 15, 2016, December 20, 2016, January 4, 2017, and January 5, 2017, excluding in each case any information furnished under Item 2.02 or 7.01 thereof; and

•	The description of our common stock and the rights associated with our common stock contained in our registration statement on Form S-4, Registration No. 333-203822.

We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus.  This prospectus is part of that registration statement.  As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC.  You may refer to the registration statement and the exhibits and schedules for more information about us and our securities.  The registration statement and exhibits and schedules are also available at the SEC’s Public Reference Room or through its web site.

You may request a copy of these filings and any or all of the documents referred to above that have been incorporated by reference into this prospectus at no cost, by writing or telephoning us at the following address:

Genco Shipping & Trading Limited
299 Park Avenue, 12th Floor
New York, New York  10171
(646) 443-8550
Attn:  Investor Relations

You should rely only on the information contained or incorporated in this prospectus or any supplement.  We have not authorized anyone else to provide you with different information.  You should not rely on any other representations.  Our affairs may change after this prospectus or any supplement is distributed.  You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.  You should read all information supplementing this prospectus.